Exhibit 99.2

CATHY M. LYTTLE VP, CORPORATE COMMUNICATIONS AND INVESTOR RELATIONS 614.438.3077 | Cathy.Lyttle@WorthingtonIndustries.com
SONYA L. HIGGINBOTHAM DIRECTOR, CORPORATE COMMUNICATIONS 614.438.7391 | Sonya.Higginbotham@WorthingtonIndustries.com 200 Old Wilson Bridge Rd. | Columbus, Ohio 43085 WorthingtonIndustries.com

Worthington Industries Announces Pricing of $200 Million of Senior Notes

COLUMBUS, Ohio, July 25, 2017 — Worthington Industries, Inc. (NYSE:WOR) today announced that it has priced its $200 million aggregate principal amount of senior notes due 2032. The senior notes will bear interest at a rate of 4.30%. The notes are being sold to the public at 99.901% of the principal amount thereof, to yield 4.309% to maturity. The Company intends to use the net proceeds from the offering to repay the outstanding borrowings under its revolving credit facility and to repay amounts outstanding under its revolving trade accounts receivable securitization facility. The remaining portion of the net proceeds will be added to working capital and used for general corporate purposes, which may include the repayment of other indebtedness.

The notes will mature on August 1, 2032. The offering is expected to close on July 28, 2017, subject to customary closing conditions.

The joint book-running managers for the offering were J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The offering was made pursuant to an effective shelf registration statement previously filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and only by means of a prospectus and related prospectus supplement.

Copies of the prospectus and related prospectus supplement relating to the offering may be obtained by contacting (i) J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY, 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor or by calling collect 1-212-834-4533; or (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, 200 North College Street

NC1-004-03-43, Charlotte, NC 28255-0001, Attn: Prospectus Department, by calling 1-800-294-1322 or by emailing dg.prospectus_requests@baml.com. The prospectus and the prospectus supplement may also be obtained from the U.S. SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any jurisdiction.

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Worthington Industries

July 25, 2017

Worthington Industries is a leading global diversified metals manufacturing company with 2017 fiscal year sales of $3.0 billion. Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant, and industrial gases and for cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction. Worthington employs approximately 11,000 people and operates 84 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). This press release includes “forward-looking statements” within the meaning of the Act. All statements by the Company, other than statements regarding historical information, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future constitute “forward-looking statements” within the meaning of the Act. These statements include the Company’s plan to complete a public offering of $200 million aggregate principal amount of senior notes. All forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including the Company’s ability to sell the senior notes, general economic factors and other factors described in the Company’s reports filed with the SEC.

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